Exhibit 1
April 26, 2007
To: KHI Parent Inc.
Re: Election Agreement
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among KHI Parent Inc., a Delaware corporation (“Parent”), KHI Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Harmon International Industries, Incorporated, a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. This agreement (the “Election Agreement”) is being executed by the parties hereto in connection with the execution of, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into, the Merger Agreement. For purposes of this Election Agreement, “Election” means a Parent Stock Election and/or an Irrevocable Option Election.
     1. Electing Shares. The undersigned (the “Electing Person”) hereby agrees to make, and to cause the Record Owners (as defined below) to make, one or more Elections on or before the Election Deadline in order to convert at least 1,700,000 Shares (which may, at his election, include Net Electing Option Shares, it being understood that for purposes of this Election Agreement, the amount of Net Electing Option Shares deemed to be included in the Electing Shares shall be calculated without giving effect to any provision for, or payment of, Taxes) in the aggregate (the “Electing Shares”) into the right to receive shares of Parent Common Stock pursuant to Article II of the Merger Agreement and to take all necessary actions to convert such Electing Shares into Parent Common Stock in accordance with Article II of the Merger Agreement. The Electing Person agrees that, notwithstanding Section 2.02 of the Merger Agreement, his obligation to make, and to cause the Record Owners to make, an Election with respect to the Electing Shares owned by it is irrevocable. The conversion of the Electing Shares into Parent Common Stock will be effected pursuant to and in accordance with the terms of the Merger Agreement. Each of the parties hereto acknowledges that the number of Electing Shares actually converted into Parent Common Stock pursuant to the terms of the Merger Agreement may be subject to proration in the manner set forth in Section 2.03 of the Merger Agreement. The shares of Parent Common Stock actually received by any of the Record Owners pursuant to an Election are hereinafter referred to as “Resulting Parent Shares”. In the event that, prior to the Election Deadline, the Electing Person enters into an agreement with Parent providing for the rollover of any Company Stock Option held by the Electing Person, the number of Electing Shares will be reduced by the number of shares subject to such Company Stock Option, calculated assuming a net settlement (without giving effect to any provision for, or payment of, Taxes) using shares underlying such Company Stock Option to satisfy the exercise price therefor.
     2. Transfers of Company Common Stock Pending Completion of Merger. During the period beginning on the date hereof and ending at the Effective Time, the Electing Person will not and will cause the Record Owners not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any written contract providing for the Transfer to any Person of, or giving any Person the right to acquire, Shares that would cause the number of Beneficially Owned Shares (as defined below) to be less than the number of Electing Shares, (ii) enter into any voting Contract, arrangement or understanding, whether by proxy, voting agreement or otherwise with respect to the Electing Shares that would impair his ability to make the Election in respect of such Electing Shares, or (iii) take any action that would have the effect of preventing him from performing his obligations under this Election Agreement; provided, however, that, notwithstanding the foregoing, the Electing Person may Transfer his Electing Shares to a Permitted Transferee so long as (x) such Permitted Transferee shall have agreed with Parent that such Permitted Transferee will immediately convey record and beneficial ownership of all such Resulting Parent Shares and all rights and obligations hereunder to the Electing Person or to another Permitted Transferee if such Permitted Transferee ceases to be a Permitted Transferee hereunder and (y) such Permitted Transferee shall agree in a written instrument reasonably acceptable to Parent to be bound by the provisions hereof. Nothing herein will be deemed to prohibit or restrict the Electing Person from taking or omitting to take any action (a) that he determines in good faith, after consultation with counsel, it is required to take or prohibited from taking as an officer or director of the Company or under applicable Law, the intention of the parties herein being only to impose obligations on the Electing Person in his capacity as a stockholder of the Company, and (b) with respect to any Company Acquisition Proposal in his capacity as a stockholder provided the Electing Person makes the Election with respect to all of the Electing Shares as required by Section 1 on or before the Election Deadline and such Election, once made, remains effective and not withdrawn through the Election Deadline.
     3. Transfers of the Resulting Parent Shares Following the Effective Time.
           (a) Neither during, nor with respect to, the period beginning at the Effective Time and ending on the second year anniversary thereof (or, if earlier, the death of the Electing Person), shall the Electing Person (and the Electing Person shall cause the Record Owners to the extent their Shares were included in the Electing Shares not to) (x) Transfer or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) providing for a Transfer of any of their Resulting Parent Shares to any Person or (y) enter into any voting Contract, arrangement or understanding, whether by proxy, voting agreement or otherwise with respect to the Resulting Parent Shares; provided, however, that (i) the Electing Person and such Record Owners may Transfer Resulting Parent Shares subject to applicable law to the extent that following such election the Resulting Parent Shares beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) by the Electing Person and such Record Owners are not less than 1,700,000 Resulting Parent Shares in the aggregate (equitably adjusted for any stock splits, stock dividends, stock combinations, reclassifications, and similar events) and (ii) the Electing Person or such Record Owners may Transfer any or all of their Resulting Parent Shares to a Permitted Transferee so long as (x) such Permitted Transferee shall have agreed with Parent that such Permitted Transferee will immediately convey record and beneficial ownership of all such Resulting Parent Shares and all rights and obligations hereunder to the Electing Person or to another Permitted Transferee if such Permitted Transferee ceases to be a Permitted Transferee hereunder and (y) such Permitted Transferee shall agree in a written instrument reasonably acceptable to Parent to be bound by the provisions hereof.

           (b) For purposes of this Election Agreement, a “Permitted Transferee” shall mean the (i) Electing Person and the Record Owners, and their respective spouses, siblings, lineal descendants (including children by adoption and step children), (ii) any trust or custodianship the beneficiaries of which may include only any one or more of the aforementioned (disregarding for these purposes any specific or nominal bequests to other persons), (iii) any legal entity (including without limitation any charitable foundation) over which the Electing Person, Record Owners and other Permitted Transferees have beneficial control, and (iv) a conservator, guardian or similar fiduciary designated in the event of the incompetency or disability of the Electing Person or Record Owner for purposes of the protection and management of the Electing Person’s or Record Owner’s assets.
           (c) Any purported Transfer of Resulting Parent Shares other than in accordance with this Election Agreement by the Electing Person shall be null and void. The Electing Person understands that any stock certificates in respect of any Resulting Parent Shares shall bear a legend that reflects the foregoing restrictions on Transfers.
     4. Termination. This Election Agreement and the Electing Person’s obligations under this Election Agreement, including without limitation to make any Election, and all restrictions on Transfer of Shares or Resulting Parent Shares contained herein will terminate automatically and immediately without further action upon the earliest to occur of (i) the termination of the Merger Agreement, or (ii) the agreement by Parent to terminate this Election Agreement.
     5. Representation of the Election Persons. The Electing Person hereby represents and warrants to Parent as follows:
           (a) Organization; Authorization; Validity of Agreement; Necessary Action. The Electing Person has full power and authority to execute and deliver this Election Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Election Agreement has been duly executed and delivered by the Electing Person and, assuming this Election Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Electing Person, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
           (b) Ownership. Schedule I sets forth the number of shares of Company Common Stock that the Electing Person beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) as of the date hereof (except as noted on Schedule I) and the number of Company Stock Options held by the Electing Person as of the date hereof (the “Beneficially Owned Shares”). The Electing Person (or the other persons or entities specified on Schedule I in connection with such Electing Person’s shares of Company Common Stock (such persons or entities and the Electing Person, the “Record Owners”) has good and marketable title to such Election Person’s Company Common Stock, free and clear of any Encumbrances (other than Encumbrances under federal securities law).

           (c) No Violation. The execution and delivery of this Election Agreement by the Electing Person in his capacity as a stockholder does not, and the performance by such Electing Person of his obligations under this Election Agreement will not, conflict with or violate any law applicable to the Electing Person in his capacity as a stockholder of the Company, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair the ability of him to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
           (d) Reliance by Parent and Merger Sub. The Electing Person understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon his execution and delivery of this Election Agreement and the representations and warranties of him contained herein.
     6. Miscellaneous.
           (a) No Assignments; No Third Party Beneficiaries; Enforcement. Neither this Election Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Election Agreement to any of its Affiliates. This Election Agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Election Agreement shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or to cause Parent to enforce, the obligation to convert the Electing Shares into Parent Common Stock or any other provisions of this Election Agreement.
           (b) Governing Law. This Election Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
           (c) Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Election Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Election Agreement in accordance with Section 4, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Election Agreement and to enforce specifically the terms and provisions of this Election Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware; provided that if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Election Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Election Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of

Delaware; provided that if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Election Agreement or any of the transactions contemplated by this Election Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Election Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6(c), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Election Agreement, or the subject mater hereof, may not be enforced in or by such courts.
           (d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS ELECTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
           (e) Counterparts; Effectiveness. This Election Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
           (f) Amendment. Any provision of this Election Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
           (g) Headings. Heading of the sections of this Election Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
[Remainder of Page Left Blank Intentionally]

Very truly yours,
/s/ Sidney Harman
Dr. Sidney Harman

Accepted and acknowledged as of
the date first written above:
PARENT:

KHI PARENT INC.
By:	/s/ Brian F. Carroll
Brian F. Carroll President

[SIGNATURE PAGE – ELECTION AGREEMENT]

SCHEDULE I
Ownership of Company Common Stock
and Company Stock Options
1. The Electing Person holds options to purchase 1,000,000 shares of Company Common Stock, of which 770,000 are exercisable within 60 days of the date hereof.
2. The Electing Person is the sole trustee and sole current beneficiary of The Sidney Harman 2007 GRAT, created under a trust agreement dated April 23, 2007, which trust owns 1,514,860 shares of Company Common Stock.
3. The Electing Person is the sole trustee of the Sidney Harman Charitable Remainder Trust, created under trust agreement dated May 7, 1996, which trust holds 171,164 shares of Company Common Stock.
4. The Electing Person may be deemed to beneficially own 409,446 shares of Company Common Stock that are held by The Jane Harman 2007 GRAT, created under a trust agreement dated April 23, 2007. Jane Harman , the wife of Sidney Harman, is the sole trustee and sole current beneficiary of this trust.
5. The Electing Person is the co-trustee, together with Jane Harman , The Jane Harman 25 Year Grantor Retained Income Trust, created under trust agreement dated May 4, 1988, which holds 154,416 shares of Company Common Stock. The Electing Person has sole voting power over these shares but shared dispositive power.
6. The Electing Person holds a revocable proxy that gives him voting, but not dispositive, power of an aggregate of 462,748 shares of Company Common Stock owned by 3 of his adult children, 2 of his adult stepchildren, and a trust controlled by another of his adult children.